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INVACARE CORPORATION UPDATES SECOND QUARTER 2013 EARNINGS RESULTS

Elyria, Ohio (DATE) - Invacare Corporation (NYSE: IVC) today announced updated financial results for its second quarter 2013 in light of an increased warranty expense accrual for a power wheelchair component performance issue previously disclosed in the July 25, 2013 press release. This adjustment was made based on discussions earlier today with the United States Food and Drug Administration (FDA).

The revision reflects an increased warranty expense accrual of $3.4 million to a total of $3.8 million for the three- and six-months ended June 30, 2013. In addition, the Company is decreasing warranty expense by $0.2 million for the closure of a prior unrelated issue with the FDA. The financial statements that will be included in the Company's Form 10-Q for the second quarter 2013 will include the net warranty expense increase of $3.2 million and a corresponding increase in the warranty accrual relative to the financial results which were disclosed in the Company's July 25, 2013 press release. While the Company has not yet finalized its second quarter financial results, the Company expects the following:

•	Adjusted loss per share(a) from continuing operations was $0.37 in the second quarter compared to previously reported adjusted loss per share(a) of $0.27

•	Adjusted net loss(b) from continuing operations was $11.9 million in the second quarter compared to previously reported adjusted net loss(b) of $8.7 million

•
Adjusted EBITDA(c) (earnings (loss) before interest, taxes, depreciation and amortization) for the consolidated company in the second quarter will be lowered by approximately $3.2 million to $2.5 million, as compared to the adjusted EBITDA(c) of $5.7 million previously reported in the July 25, 2013 press release.

•	Ratio of debt to adjusted EBITDA(c) will increase to approximately 2.8 as of June 30, 2013, as compared to the previously reported ratio of 2.6.

These amounts are preliminary estimates and are subject to change as the Company completes its quarter end internal review and procedures. As a result of these warranty changes, the information in the Company's July 25, 2013 press release should only be considered in conjunction with the updated information contained in this press release and the Company's upcoming Form 10-Q for the quarter ended June 30, 2013.

“We have identified an anomaly in one of our power wheelchair components. While the occurrence of this anomaly was discovered in a fraction of a percentage of components in the field, we followed our processes and reported it to the FDA. Earlier today, we engaged in substantive discussions with the FDA. While our action plan is still under review, we believe it is appropriate to adjust our warranty accrual to give investors a more comprehensive view of the potential costs. When we have more information, we will communicate with our customers,” commented Gerald B. Blouch, president and chief executive officer.

Because the actual occurrence of this anomaly was discovered in a fraction of a percentage of units in the field, the Company had initially calculated the previously disclosed warranty expense estimate of $0.4 million in the second quarter with the expectation that an end user notification would be issued and the component repaired or replaced for any user affected. After discussions with the FDA, the Company may instead elect to offer to repair or replace all potentially affected power wheelchair components. The Company's total warranty expense accrual of $3.8 million is based upon the Company's actual experience with repairs and replacements in prior field actions. Any warranty accrual recorded related to this issue would be subject to adjustment in future periods as new developments or experiences change the Company's estimate of the total cost of this matter. The Company will communicate with customers when the scope of the recall is determined.

(a) Adjusted earnings (loss) per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings (loss)(b) divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included the Company's July 25, 2013 press release.

(b) Adjusted net earnings (loss) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the impact of restructuring charges ($2.6 million and $5.1 million pre-tax for the three and six months ended June 30, 2013 compared to $2.0 million and $2.6 million pre-tax for the three and six months ended June 30, 2012), amortization of the convertible debt discount recorded in interest ($0.2 million and $0.3 million pre-tax for the three and six months ended June 30, 2013 compared to $0.1 million and $0.3 million pre-tax for the three and six months ended June 30, 2012), loss on debt extinguishment including debt finance charges and fees ($0.3 million for both the three and six months ended June 30, 2012), a discrete tax expense related to prior years for a foreign tax matter under audit ($9.0 million for the quarter and six months ended June 30, 2012), the intraperiod domestic tax allocation between continuing and discontinued operations, and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in the Company's July 25, 2013 press release.

(c) Adjusted EBITDA (adjusted earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges as adjusted for debt covenant limitations regarding cash charges ($1.4 million and $3.9 million for the three and six months ended June 30, 2013), amortization of the convertible debt discount (recorded in interest expense), bank fees and stock option expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in the Company's July 25, 2013 press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,600 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of Invacare's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unexpected circumstances or developments that might delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspections of Invacare's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating the company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); Invacare's inability to satisfy its liquidity needs, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas which began on July 1, 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the expected impact on Invacare of the excise tax which began on January 1, 2013 on certain medical devices and Invacare's ability to successfully offset such impact); legal actions, regulatory proceedings or Invacare's failure to comply with regulatory requirements or receive regulatory clearance or approval for Invacare's products or operations in the United States or abroad; product liability or warranty claims, including more extensive recall experience than expected; potential product recalls; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of the Company's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.